Exhibit 99.1

Galileo Acquisition Corp. Announces Separate Trading of its Ordinary Shares and Warrants, Commencing November 14, 2019

New York – November 11, 2019 – Galileo Acquisition Corp. (the “Company”) (NYSE: GLEO U) announced today that, commencing on November 14, 2019, the holders of the 13,800,000 units sold in the Company’s initial public offering may elect to separately trade the ordinary shares and warrants included in the units. Units that are not separated will continue to trade on The New York Stock Exchange (“NYSE”) under the symbol “GLEO U.” The ordinary shares and the warrants that are separated are expected to trade on NYSE under the symbols “GLEO” and “GLEO WS,” respectively.

The units were initially offered by the Company in an underwritten offering.  EarlyBirdCapital, Inc., acted as sole book-running manager and I-Bankers Securities, Inc. acted as co-manager of the offering.

Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into ordinary shares and warrants.

About the Company

Galileo Acquisition Corp. is a blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, or other similar business combination with one or more businesses or entities with an initial focus on targets operating in the Consumer, Retail, Food and Beverage, Fashion and Luxury, Specialty Industrial, Technology or Healthcare sectors which are headquartered in Western Europe, with an emphasis on Italian family-owned businesses, portfolio companies of private equity funds, or corporate spin-offs, and that have significant North American exports and a clearly defined North American high growth strategy. However, the Company’s efforts to identify a prospective target business will not be limited to any particular industry or geographic region.

A registration statement relating to the units and the underlying securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on October 17, 2019. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the Company’s initial public offering filed with the SEC. A copy of the final prospectus relating to the offering may be obtained for free by visiting the SEC website at www.sec.gov. Alternatively, a copy of the prospectus related to this offering may be obtained from EarlyBirdCapital, Inc. at 366 Madison Avenue, 8th Floor, New York, NY 10017. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Luca Giacometti
Chief Executive Officer
Galileo Acquisition Corp.
+39 (346) 382-2744